PROLER INTERNATIONAL CORP.
                                  P. O. BOX 286
                              HOUSTON, TEXAS 77001

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JUNE 25, 1996

To the Stockholders:

     The 1996 Annual Meeting of Stockholders of Proler International Corp. (the "Company") will be held in the Board Room on the mezzanine level of the Texas Commerce Bank Building, 707 Travis Street, Houston, Texas on June 25, 1996 at 9:00 a.m. local time for the purposes of:

     (1) electing three directors of the Company; and

     (2) transacting such other business as may be properly brought before the meeting.

     Owners of record of the Company's Common Stock at the close of business on May 8, 1996 will be entitled to vote at the meeting.

     If you cannot attend the meeting in person, you are urged to sign the enclosed proxy and return it in the enclosed envelope as soon as possible in order that your shares will be represented at the meeting.

                                             By order of the Board of Directors,

                                         /s/ HERMAN PROLER
                                             Herman Proler
                                             Chairman of the Board

May 28, 1996
Houston, Texas

                           PROLER INTERNATIONAL CORP.
                                  P. O. BOX 286
                              HOUSTON, TEXAS 77001

                                 PROXY STATEMENT

     This statement is furnished in connection with the solicitation by Proler International Corp., a Delaware corporation (the "Company"), of proxies to be voted at the Annual Meeting of Stockholders of the Company, to be held on June 25, 1996, and at any adjournment thereof (the "Annual Meeting"). Each valid proxy that is received in time for voting and is not revoked will be voted at the Annual Meeting in accordance with the specifications thereon. If no contrary specification is made, all shares represented by an executed proxy will be voted for the nominees for the Board of Directors named therein. Any stockholder who has submitted a proxy may revoke it at any time before it is exercised by giving notice in writing to the Secretary of the Company. The proxy will automatically be revoked if the stockholder votes in person at the Annual Meeting or provides a later dated proxy. It is anticipated that this proxy statement will first be sent or given to stockholders of the Company on or about May 28, 1996.

     On May 8, 1996, there were 4,717,356 shares of common stock, $1.00 par value per share, of the Company (the "Common Stock") outstanding. Holders of record of the Common Stock on May 8, 1996 will be entitled to one vote per share on all matters to come before the Annual Meeting. During the ten days prior to the Annual Meeting, a list of the stockholders entitled to vote at the Annual Meeting will be available at the principal offices of the Company during ordinary business hours for examination by any stockholder for any purpose germane to the Annual Meeting. The holders of 50% of the shares of Common Stock entitled to vote and represented in person or by proxy will constitute a quorum for the transaction of business at the Annual Meeting. Directors will be elected by a plurality of the votes cast at the Annual Meeting. Abstentions and broker non-votes will be included in determining whether a quorum is represented at the Annual Meeting. Abstentions from voting on any matter will be included in the voting tally, but will not have an effect on the election of directors other than to reduce the total number of votes cast for the various candidates. Broker non-votes are not considered "shares present" with respect to matters decided by a plurality or a majority of shares represented at the meeting, and as a result, broker non-votes will not affect the outcome with respect to the election of directors.

     All costs incurred in the solicitation of proxies will be borne by the Company. In addition to solicitation by mail, the officers, employees or stockholders of the Company may solicit proxies personally and by telephone and telegraph without additional compensation. The Company may also request banks and brokers who hold shares of stock in their names or custody or in the names of nominees for others, to forward copies of the proxy material to those persons for whom they hold such shares and to request authority for the execution of proxies. The Company will

                                        1

reimburse such banks and brokers for their out-of-pocket expenses incurred in connection therewith.

     The following table sets forth, as of May 8, 1996, the beneficial ownership in the Company of each stockholder known to the Company who owned more than five percent of the Common Stock of the Company, and of each director, executive officer named in the Summary Compensation Table and all officers and directors of the Company as a group.


                                                   AMOUNT AND
                                                    NATURE OF     PERCENTAGE OF
          NAME AND ADDRESS                          BENEFICIAL     OUTSTANDING
        OF BENEFICIAL OWNER                        OWNERSHIP (1)     SHARES
        -------------------                        -------------  -------------

Herman Proler ....................................     451,367(2)     9.46%
       4265 San Felipe, Suite 900
       Houston, Texas 77027

Steven F. Gilliland ..............................      58,333(3)     1.23%
       4265 San Felipe, Suite 900
       Houston, Texas 77027

Harvey Alter .....................................       4,000(4)      *
       1615 H Street Northwest
       Washington, D.C. 20062

Richard B. Mayor .................................       5,500(5)      *
       700 Louisiana, Suite 1900
       Houston, Texas 77002

John J. McKenna ..................................       6,000(6)      *
       909 Fannin, Suite 1600
       Houston, Texas 77010

Roman E. Boruta ..................................        --           --
       4265 San Felipe, Suite 900
       Houston, Texas 77027

                                        2

Bruce W. Wilkinson ...............................        --           --
       4265 San Felipe, Suite 900
       Houston, Texas 77027

Dennis Caputo ....................................      19,694(7)      *
       4265 San Felipe, Suite 900
       Houston, Texas 77027

David Juengel ....................................       7,316(8)      *
       4265 San Felipe, Suite 900
       Houston, Texas 77027

Ian Linton .......................................      10,039(9)      *
       4265 San Felipe, Suite 900
       Houston, Texas 77027

Michael Loy ......................................      32,640(10)     *
       4265 San Felipe, Suite 900
       Houston, Texas 77027

Pioneering Management Corporation ................     468,000(11)    9.92%
       60 State Street
       Boston, Massachusetts 02114

Tweedy, Browne Company L.P. ......................     458,923(12)    9.73%
       52 Vanderbilt Avenue
       New York, New York 10017

Billie Fay Proler ................................     257,409(13)    5.46%
       2929 Buffalo Speedway
       Houston, Texas 77098

David S. Lurie ...................................     256,779(14)    5.44%
       5847 San Felipe, Ste. 600
       Houston, Texas 77057

Dimensional Fund Advisors ........................     241,000(15)    5.11%
      1299 Ocean Avenue, 11th Floor
      Santa Monica, California 90401

                                        3

All officers and directors as a group
  (15 persons) ...................................     612,431(16)   12.58%
- ------------
 *       Less than one percent.

(1) The persons listed above have the sole power to vote and to dispose of the shares beneficially owned by them except as otherwise indicated.

(2) Includes 395,919 shares held of record by Mr. Proler, 3,181 shares allocated to Mr. Proler pursuant to the Company's 401(k) Plan as to which Mr. Proler does not have voting power, and 52,267 shares subject to currently exercisable options. Excluded are 300 shares held by the wife of Herman Proler, the beneficial ownership of which he disclaims.

(3) Includes 15,000 shares held of record by Mr. Gilliland and 43,333 shares subject to currently exercisable options.

(4) Includes 1,000 shares held of record by Dr. Alter and 3,000 shares subject to currently exercisable options.

(5) Includes 2,500 shares held of record by Mr. Mayor and 3,000 shares subject to currently exercisable options.

(6) Includes 3,000 shares held of record by Mr. McKenna and 3,000 shares subject to currently exercisable options.

(7) Includes 4,312 shares held of record by Mr. Caputo, 1,340 shares allocated to Mr. Caputo pursuant to the Company's 401(k) Plan, as to which Mr. Caputo does not have voting power, and 14,042 shares subject to currently exercisable options. Does not include 655 shares of restricted stock awarded to Mr. Caputo pursuant to the Company's 1993 Incentive Compensation Plan and subject to vesting as described below.

(8) Includes 758 shares held of record by Mr. Juengel, 808 shares allocated to Mr. Juengel pursuant to the Company's 401(k) Plan, as to which Mr. Juengel does not have voting power, and 5,750 shares subject to currently exercisable options. Does not include 278 shares of restricted stock awarded to Mr. Juengel pursuant to the Company's 1993 Incentive Compensation Plan and subject to vesting as described below.

(9) Includes 1,612 shares held of record by Mr. Linton, 427 shares allocated to Mr. Linton pursuant to the Company's 401(k) Plan, as to which Mr. Linton does not have voting power, and 8,000 shares subject to currently exercisable options. Does not include 655 shares of

                                        4

         restricted stock awarded to Mr. Linton pursuant to the Company's 1993 Incentive Compensation Plan and subject to vesting as described below.

(10) Includes 16,640 shares held of record by Mr. Loy, and 16,000 shares subject to currently exercisable options. Does not include 819 shares of restricted stock awarded to Mr. Loy pursuant to the Company's 1993 Incentive Compensation Plan and subject to vesting as described below.

(11) This information is derived from a Schedule 13G dated January 26, 1996 filed by Pioneering Management Corporation ("Pioneering"). Pioneering has sole dispositive and shared voting power with respect to these shares.

(12) This information is derived from an Amendment Number 3 to a Schedule 13D dated February 6, 1996 filed by Tweedy, Browne Company L.P. ("TBC") and Amendment No. 2 to a Schedule 13D filed by Vanderbilt Partners, L.P. ("Vanderbilt") also dated February 6, 1996. The general partners of TBC are Christopher H. Browne, William H. Browne and John D. Spears who are also general partners in Vanderbilt. Of the 458,923 shares shown, 453,923 shares (the "TBC Shares") are held in the accounts of various customers of TBC as to which TBC has shared dispositive power. TBC has sole power to vote 415,897 of the TBC Shares and no power to vote 38,026 of the TBC Shares. 5,000 shares are held by Vanderbilt, which has sole voting and dispositive power with respect to such shares. Each of TBC and Vanderbilt disclaim beneficial ownership of shares held by the other and of shares held in TBC's customer accounts.

(13) Of the shares shown above as beneficially owned by Mrs. Billie Fay Proler, 630 shares are held of record by Mrs. Proler, 84,420 shares are held by Mrs. Proler and David S. Lurie as trustees for the benefit of Mrs. Proler, and 172,359 shares are held by Mrs. Proler and Mr. Lurie as trustees of the Trust under the Will of Israel Proler, Deceased (the "Trust"). Mrs. Proler and Mr. Lurie share the power to vote and dispose of shares held in trust for the benefit of Mrs. Proler and as trustees of the Trust.

(14) As described in note 13 above, the shares held by Mr. Lurie are held in his capacity as a Trustee for the benefit of Mrs. Proler and as a Trustee of the Trust.

(15) This information is derived from a Schedule 13G dated February 7, 1996 filed by Dimensional Fund Advisors, Inc. ("Dimensional"), a registered investment advisor. Dimensional is deemed to have beneficial ownership of 241,000 shares of Company stock as of December 31, 1995, all of which shares are held in portfolios of DFA Investment Dimensions Group Inc., a registered open-end investment company, or in series of the DFA Investment Trust Company, a Delaware business trust, or the DFA Group Trust and DFA Participation Group Trust, investment vehicles for qualified employee benefit plans, all of which Dimensional

                                        5

         Fund Advisors Inc. serves as investment manager. Dimensional disclaims beneficial ownership of all such shares.

(16) Includes 152,679 shares subject to immediately exercisable options, and 9,255 shares allocated to officers under the Company's 401(k) Plan, including those shares discussed in notes 4 through 12 above. Does not include a total of 2,735 shares of restricted stock awarded to officers under the Company's 1993 Incentive Compensation Plan and subject to vesting, including those discussed in notes 9 through 11 above.


                              ELECTION OF DIRECTORS

     The Company's Board of Directors is currently composed of seven directors elected for staggered three-year terms and until their successors are elected and have qualified or until their earlier death, resignation or removal. Two new directors, Roman E. Boruta and Bruce W. Wilkinson, were appointed to the Board of Directors in May, 1996. Mr. Wilkinson was appointed as a Class A director of the Company. The terms of Class A directors, which include Herman Proler and Harvey Alter in addition to Mr. Wilkinson, expire in 1996, and the stockholders will elect three directors to fill these positions at the Annual Meeting. Mr. Boruta was appointed as a Class B director of the Company with a term of office to expire at the Company's 1997 annual meeting.

     Bruce W. Wilkinson is the former Chairman and Chief Executive Officer of CRSS Inc., a Houston-based, independent power and industrial energy company and had been with CRSS since 1978. He served as President and CEO from 1982 through 1989 and as Chairman and CEO from 1989 through 1995. Mr. Wilkinson is also a director of NorAm Energy Corp.

     Roman E. Boruta has served in a number of chief executive and other executive operations management positions. He was Chairman of the Board, President and Chief Executive Officer of Purolator Products Company from 1990 to 1994 and President and Chief Executive Officer of Donlee Technologies, Inc. from 1988 to 1990. Mr. Boruta also served as President of the Applied Systems Division of York International from 1987 to 1988. He was President of Reed Tool Company, a subsidiary of Baker International Corp., from 1979 to 1987 where he had previously served as Vice President of Manufacturing from 1977 to 1979. Mr. Boruta was also Vice President and General Manager of Clark Equipment Company from 1973 to 1977 and had previously been its Vice President of Manufacturing from 1967 to 1973. Mr. Boruta is currently an independent management consultant in Houston, Texas. Mr. Boruta is also a director of American Central Gas Company.

     Herman Proler is Chairman of the Board of the Company. Prior to October 1995, Mr. Proler had also served as Chief Executive Officer of the Company.

                                        6

     Harvey Alter has been Association Manager, Resources Policy Department of the U.S. Chamber of Commerce since 1979. He is an Adjunct Professor, University of Maryland University College Graduate School of Management and Technology. Dr. Alter is a director of the National Institute for Urban Wildlife and of wTe Corporation. He also is a member of the Solid Waste Committee of Keep America Beautiful. Dr. Alter has served on the State of Maryland's Task Force on Solid Waste and in 1989 was appointed Chairman of the Governor's Advisory Council on Recycling. He has been a member of two federal advisory committees on aspects of solid waste regulation.

     John J. McKenna has been Chairman and Chief Executive Officer of McKenna & Company, a Houston-based investment banking firm, since its formation in October 1989. From June 1986 to September 1989, Mr. McKenna was managing director and head of the Houston investment banking office of Lehman Brothers.

     Steven F. Gilliland joined the Company in February, 1995 as a Director, President and Chief Operating Officer and became Chief Executive Officer in October, 1995. Mr. Gilliland was employed by CRSS Inc. and its predecessors in various executive positions from 1980 to 1990 and again from 1992 to 1995 when he served as Senior Vice President. From 1990 to 1992, he served as Senior Vice President and Chief Operating Officer of Transco Power Company.

     Richard B. Mayor has been a partner in the Houston law firm of Mayor, Day, Caldwell & Keeton, L.L.P. since its formation in 1982. Mayor, Day, Caldwell & Keeton, L.L.P. is retained by the Company.

     Mr. Proler, Dr. Alter and Mr. Wilkinson have been nominated for election at the Annual Meeting, and shares represented by each properly signed and submitted proxy (unless otherwise indicated on such proxy) will be voted for their election. Management has been advised that Mr. Proler, Dr. Alter and Mr. Wilkinson will serve if elected. If elected, their terms will expire in 1999. If, however, any of Mr. Proler, Dr. Alter or Mr. Wilkinson is unable to serve, proxies will be voted for another nominee(s) selected by management.

                                        7

     The following table provides certain information with respect to the nominees and all current directors whose terms do not expire in 1996.

                                                                  DIRECTOR OF
                                                                   COMPANY OR      POSITION AND OFFICES PRESENTLY HELD
                                                   TERM WILL      PREDECESSOR           WITH COMPANY (AND PRESENT
                 NAME                     AGE        EXPIRE          SINCE*        PRINCIPAL OCCUPATION IF DIFFERENT)
                 ----                     ---        ------          ------        ----------------------------------
Nominee:

     Herman Proler.....................    68         1996            1948        Director, Chairman of the Board

     Harvey Alter......................    63         1996            1993        Director (Association Manager,
                                                                                  Resources Policy Department of
                                                                                  the U.S. Chamber of Commerce)

     Bruce W. Wilkinson................    52         1996            1996        Director (former Chairman and
                                                                                  Chief Executive Officer of CRSS
                                                                                  Inc.)
Directors whose terms do not expire:

     John J. McKenna...................    47         1997            1992        Director (Chairman and Chief
                                                                                  Executive Officer of McKenna &
                                                                                  Company)

     Roman E. Boruta...................    66         1997            1996        Director (Management
                                                                                  Consultant)

     Steven F. Gilliland...............    44         1998            1995        Director, President, Chief
                                                                                  Executive Officer

     Richard B. Mayor..................    62         1998            1985        Director (Partner, Mayor, Day,
                                                                                  Caldwell & Keeton, L.L.P.)

- ------------
* The Company is the successor to Proler International Corp., a Delaware corporation (the "Predecessor") as a result of a restructuring of the predecessor into a "holding company" structure effective February 28, 1996. Each of the directors, other than Messrs. Boruta and Wilkinson, served as a director of the Predecessor from the date indicated.

     Each director has been principally employed as indicated above for more than five years except as otherwise noted.

     The Board of Directors has established and maintains an Audit Committee and a Compensation Committee. The Audit Committee reviews with the Company's independent auditors the plan, scope and results of the annual audit and the procedures for and results of internal controls. The Audit Committee met once during the year ended January 31, 1996. The members of the Audit Committee are Mr. McKenna (Chairman), Dr. Alter, Mr. Wilkinson and Mr. Boruta. The Compensation Committee reviews and recommends compensation arrangements for key management personnel,

                                        8

including the Chairman and the President and Chief Executive Officer of the Company. The Compensation Committee met twice during the year ended January 31, 1996. The members of the Compensation Committee are Dr. Alter (Chairman), Mr. McKenna, Mr. Wilkinson and Mr. Boruta. The members of the Compensation Committee also administer the 1988 Stock Option Plan and the 1993 Incentive Compensation Plan. Mr. Wilkinson and Mr. Boruta joined the Audit Committee and Compensation Committee in May, 1996. The Board of Directors does not have a nominating committee.

     During the Company's fiscal year ended January 31, 1996, the Board of Directors held six meetings. During such fiscal year each director attended all of the meetings of the Board of Directors and all of the meetings of the committees of which he was a member.

     Directors who are not employees of the Company receive a quarterly payment of $3,750, plus $1,000 for each Board of Directors meeting attended. In addition, committee chairmen receive $1,500 and other committee members receive $1,000 for each committee meeting attended.

     Each of Messrs. McKenna, Alter and Mayor was granted options to purchase 1,000 shares of Common Stock at an exercise price of $7.875 per share under the 1994 Non-Employee Director Stock Option Plan on June 20, 1995. In addition, each person who is non-employee director of the Company on the date of each annual meeting of stockholders through 1998 will receive options to purchase an additional 1,000 shares of Common Stock on each such date, for an exercise price equal to the market value of Common Stock on such date.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers and persons who own more than ten percent of a registered class of the Company's equity securities to file reports with the Securities and Exchange Commission and the New York Stock Exchange relating to transactions and holdings in the Company's common stock. The Company believes that during the fiscal year ended January 31, 1996 all such filing requirements were satisfied.

REMUNERATION OF DIRECTORS AND OFFICERS

     The following tables set forth (i) the aggregate amount of remuneration paid by the Company for the three fiscal years ended January 31, 1994, 1995 and 1996 to the Chief Executive Officer, the Company's four most highly compensated officers in addition to the Chief Executive Officer, and (ii) the fiscal year-end value of all stock options held by such individuals. No stock options were exercised by any of such individuals during the fiscal year ended January 31, 1996.

                                        9


                                              SUMMARY COMPENSATION TABLE

                                                                                                LONG TERM
                                                                                              COMPENSATION
                                                                                                 AWARDS
                                                                                         -----------------------
                                                                                                        (#) OF
                                                        ANNUAL COMPENSATION             RESTRICTED    SECURITIES     ALL OTHER
NAME AND PRINCIPAL             FISCAL        ----------------------------------------     STOCK       UNDERLYING   COMPENSATION
    POSITION                    YEAR          SALARY         BONUS          OTHER        AWARD(1)      OPTIONS         (2)
- ------------------             ------        -------        --------     ------------    -------      ----------   ------------
Herman Proler                   1996        $318,718(3)     $      0     $ 275,937(4)    $     0             0     $  22,127(5)
  Chairman                      1995         388,636               0       280,882(4)          0             0        25,016(5)
                                1994         300,000               0       277,888(4)          0        10,000        26,248(5)
Steven F. Gilliland             1996        $197,728(6)     $      0     $       0       $     0        65,000     $       0
  President and Chief           1995            --              --             --            --            --            --
  Executive Officer             1994            --              --             --            --            --            --
Michael Loy                     1996        $150,000        $      0     $   1,380(7)    $     0             0     $   1,474
  Vice President - Finance      1995         150,000          45,000         1,633(7)          0             0         1,450
                                1994         131,251          56,250         1,415(7)     29,815         6,000         1,449
Dennis Caputo                   1996        $125,000        $      0     $   3,641(7)    $     0         2,000     $   1,474
  Vice President -              1995         125,000          40,000         3,509(7)          0             0         1,474
  Environmental and             1994         125,001          45,000         1,904(7)     23,850         6,000         1,449
  Safety Compliance
Ian Linton -                    1996        $115,000        $      0     $     341(7)    $     0         3,000     $   5,382(8)
  Vice President                1995         115,000          40,000         2,366(7)          0             0         9,829(8)
  Western Operations            1994          92,500          45,000           276(7)     23,850         6,000           784
David Juengel -                 1996        $ 85,000        $      0     $   3,271(7)    $     0             0     $   1,315
  Vice President                1995          85,000          25,500         2,249(7)          0             0         1,474
   and Treasurer                1994          82,702          19,125           975(7)     10,137         3,000         1,449

- ------------
(1) Represents the value as of March 11, 1994 of shares of restricted stock awarded on that date as a portion of the participant's bonus for fiscal 1994 pursuant to the Company's Incentive Compensation Plan. The number of shares awarded to Messrs. Loy, Caputo, Linton and Juengel were 2,459, 1,967, 1,967 and 836, respectively. Each share award vests one-third each year over the three-year period beginning January 31, 1995. As of January 31, 1996, the value of the aggregate restricted stock held by Messrs. Loy, Caputo, Linton and Juengel (exclusive of shares that vested on such date) was $6,962, $5,568, $5,568 and $2,363, respectively, based on the $8.50 per share closing price of the Common Stock on the New York Stock Exchange on such date. No dividends will be paid on the unvested shares of restricted stock. No other shares of restricted stock are held by such individuals.

                                       10

(2) Except as otherwise noted, represents the Company's matching 401(k) contribution for such officer.

(3) Mr. Proler served as the Company's Chief Executive Officer until October 5, 1995, when Mr. Gilliland assumed this position. Mr. Proler continues to serve as Chairman of the Board at a salary of $100,000 per year.

(4) Represents payments to Mr. Proler of $937, $5,882, and $2,884, for fiscal 1996, 1995, and 1994, respectively, under the Company's medical reimbursement arrangement for executive officers and $275,000, $275,000 and $275,004 for fiscal 1996, 1995 and 1994, respectively, in payments under Mr. Proler's deferred compensation arrangement described below.

(5) The spouse of Mr. Proler is a party to a split dollar insurance agreement with the Company pursuant to which she has obtained an insurance policy on his life in the amount of $1,000,000. The Company paid annual premiums on this policy in the amount of $34,182 for each of fiscal 1996, 1995 and 1994. Mrs. Proler paid the economic benefit to the Company on this policy in the amounts of $12,055, $10,640, and $9,383 for fiscal 1996, 1995 and
     1994, respectively. The amounts shown represent the net cost to the Company. Upon the death of Mr. Proler, the beneficiary named by his spouse is entitled to receive a portion of the benefits under the policy, and the Company will receive the cash surrender value of the policy. The balance of the amounts shown represent the Company's matching 401(k) contributions for Mr. Proler of none, $1,474, and $1,449 for fiscal 1996, 1995 and 1994, respectively.

(6) Mr. Gilliland joined the Company on February 8, 1995 as President and Chief Operating Officer, and became Chief Executive Officer on October 5, 1995 at a per annum compensation level of $200,000.

(7) Represents payments under the Company's medical reimbursement arrangement for executive officers. This plan was terminated effective January 31, 1996.

(8) Includes payments in fiscal 1995 by the Company of $8,895 for legal fees regarding Mr. Linton's permanent residency in the United States and in fiscal 1996 $4,400 for tax equalization of these legal fees. The balance of the amount represents Company matching on 401(k) contributions of $982 and $934 for fiscal 1996 and 1995.

                                       11

     The foregoing table does not include fringe benefits which in the aggregate do not exceed the lesser of $50,000 or 10% of the total annual salary and bonus for the named executive officer.

                                  OPTION GRANTS IN FISCAL YEAR ENDED JANUARY 31, 1996

                                                                                                   POTENTIAL REALIZABLE
                                                        % OF                                        VALUE AT ASSUMED
                                    NUMBER OF           TOTAL                                     ANNUAL RATES OF STOCK
                                     SECURITIES        OPTIONS                                    PRICE APPRECIATION FOR
                                    UNDERLYING        GRANTED TO       EXERCISE                        OPTION TERM
                                     OPTIONS          EMPLOYEES         OR BASE    EXPIRATION     ----------------------
          NAME                       GRANTED         IN FISCAL YEAR      PRICE        DATE          5%             10%
         -----                      --------         --------------      -----        ----        -------        -------


Steven Gilliland...............       65,000            75.58%         $  7.00     02/07/05    $  286,147     $  725,153

Dennis Caputo..................        2,000             2.33%            7.88     04/25/05         9,911         25,117

Ian Linton.....................        3,000             3.49%            7.88     04/25/05        14,867         37,676

                                 JANUARY 31, 1996 FISCAL YEAR-END OPTION VALUE TABLE

                                                                                       VALUE OF UNEXERCISED
                                                                                      IN-THE-MONEY OPTIONS
                                                     NUMBER OF UNEXERCISED             AT FISCAL YEAR END *
                                                  OPTIONS AT FISCAL YEAR END       ------------------------------
       NAME                                   EXERCISABLE      UNEXERCISABLE       EXERCISABLE      UNEXERCISABLE
      -----                                   ------------     -------------       -----------     --------------
Herman Proler...............................      52,267            3,333       $     3,334        $     1,666
Steven Gilliland............................      43,333           21,667            65,000             32,500
Michael Loy.................................      16,000            2,000            39,500              1,000
Dennis Caputo...............................      14,042            3,333             2,417              1,833
Ian Linton..................................       8,000            4,000             2,625              2,250
David Juengel...............................       5,750            1,000             1,000                500
- ------------

* Based on the $8.50 per share closing price of the Common Stock on the New York Stock Exchange on January 31, 1996.

                                       12

REMUNERATION AGREEMENTS AND OTHER ARRANGEMENTS

         The Company has entered into a deferred compensation agreement with Herman Proler, amended as of December 31, 1989, under which he is entitled to receive monthly payments of $22,917 for a ten-year period commencing with the month following his attainment of age 65, regardless of whether he is actively employed by the Company. Pursuant to this agreement such monthly payments began in January 1993. In the event of Mr. Proler's death, his designated beneficiary or, in the absence of a designated beneficiary, his spouse or the executor or administrator of his estate, would be entitled to receive such monthly payments.

         The Company has entered into a deferred compensation agreement with Steven Gilliland effective February 6, 1995, under which Mr. Gilliland will receive a monthly payment beginning on the later of the date he attains age 65 or the first day of the month following his retirement from the Company, and continuing for ten years. Such monthly payments will be $833 if he is continuously employed by the Company through February 1, 2000, $1,667 if he is so employed through February 1, 2001, $2,500 if he is so employed through February 1, 2002, $3,333 if he is so employed through February 1, 2003 and $4,167 if he is so employed February 1, 2004. In the event of Mr. Gilliland's death, his designated beneficiary, or in the absence of a designated beneficiary, the executor or administrator of his estate would be entitled to receive such monthly payments.

         In no event may benefits otherwise payable to Mr. Proler and Mr. Gilliland under their deferred compensation agreements described above exceed the lesser of (i) 299% of their respective "base amounts" as defined and used in
Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), or
(ii) the maximum amount of additional compensation respectively payable to them without resulting in the denial of any Federal income tax deduction by the Company for such payments under Section 280G or Section 4999 of the Code.

         The Company has also entered into a deferred compensation agreement with Norman Bishop effective April 16, 1993 under which Mr. Bishop will receive a monthly payment beginning on the later of the May 1, 1998 or the first day of the month following his retirement from the Company, and continuing for ten years. Such monthly payments will be $1,181 if Mr. Bishop is continuously employed by the Company through April 16, 1996, $2,361 if he is so employed through April 16, 1997, and $3,542 if he is so employed through April 16, 1998.


COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Company's Board of Directors presents the following report on executive compensation. This report describes the components of the Company's compensation to its executive officers and the basis on which compensation was determined for

                                       13

the Chief Executive Officer and other executive officers of the Company for the fiscal year ended January 31, 1996.

     The members of the Compensation Committee for the fiscal year ended January 31, 1996 were Dr. Alter (Chairman) and Mr. McKenna. The Compensation Committee's duties include recommending compensation for the Chairman of the Board and for the President and Chief Executive Officer of the Company and reviewing and approving recommendations made by management regarding compensation for other executive officers. Recommendations of the Compensation Committee are subject to the approval of the Board of Directors of the Company. Members of the Compensation Committee also administer the Company's 1988 Stock Option Plan and the Company's 1993 Incentive Compensation Plan.

     The executive officers of the Company for the fiscal year ended January 31, 1996, consisted of Herman Proler, Chief Executive Officer until October, 1995; Steven F. Gilliland, President and Chief Executive Officer since February, 1995 and October, 1995, respectively; Norman Bishop, Vice President-Technical; Harold Burnham, Vice President; Dennis Caputo, Vice President-Environmental and Safety Compliance; David A. Juengel, Vice President and Treasurer; Ian Linton, Vice President-Western Operations; Michael F. Loy, Vice President-Finance, Chief Financial Officer and Secretary; Kurt Smalberg, Vice President - Scrap Operations; and Joy S. Thakur, Vice President.

     In conducting its review and recommendations with respect to executive compensation, the Compensation Committee considers the following general objectives:

     o   Attracting and retaining key executives for the Company.

     o Basing incentive compensation opportunities on the Company's performance.

     o Coordinating its recommendations with the Company's annual and long-term objectives and strategies.

     EXECUTIVE OFFICER COMPENSATION.

     The three principal components of the Company's compensation for executive officers and key employees are base salary, annual bonuses and stock option grants. The Compensation Committee believes it is essential that the Company be able to attract and retain qualified individuals for positions of substantial responsibility by offering a total compensation package that is competitive in the industry. Factors taken into account in determining base salary levels include the Company's financial performance, competitive market conditions and individual officer duties, responsibilities, current performance, future potential and tenure with the Company. To that end,

                                       14

the Compensation Committee has a general policy of targeting base salaries for key executives at the median level of the competitive market for such executives. In determining competitive market salaries, comparisons are made to durable goods manufacturing companies, which include steel and metal manufacturing companies, supplemented by available information on comparable companies. In view of the Company's financial results for fiscal 1996, the Committee did not consider salary increases or bonuses for executive officers appropriate and none have been awarded for 1996.

     The Company's executive officers have historically received cash bonuses determined near the Company's fiscal year end. Under the Company's 1993 Incentive Compensation Plan key employees of the Company have the opportunity to earn annual bonus awards based on their achievement of performance goals set by the Compensation Committee. The Compensation Committee attempts to emphasize quantitative measures of performance whenever possible and focuses on management activities intended to lead to greater profitability for the Company. Performance goals are to be determined for each participant on an individual basis and consist of specific job assignments or financial or operational performance objectives for the fiscal year. A participant's overall performance and contribution to the Company may also be considered in determining a portion of any award. The Compensation Committee believes that the 1993 Incentive Compensation Plan should incorporate specific operating profit expectations where appropriate. For example, based on performance goals and criteria under the plan for the fiscal year ended January 31, 1996, no incentive award could have been earned by the Chief Executive Officer unless the Company had positive pretax income for fiscal 1996, as reflected in the financial statements of the Company for such year after such award had been expensed. As noted above, no bonuses have been awarded for fiscal 1996.

     Under the 1993 Incentive Compensation Plan, a portion of any bonus may be payable in restricted shares of Common Stock, valued at the closing price of Common Stock on the New York Stock Exchange the first day of the fiscal year to which the award pertains. The percentage of awards to be paid in cash and in stock may be varied by the Compensation Committee from time to time provided that the portion payable in stock may not exceed fifty percent of the award.

     The 1988 Stock Option Plan is maintained by the Company to provide executive officers and key employees with additional incentive to promote the financial success of the Company as reflected by increased value of the Company's Common Stock. During fiscal 1996, options to purchase an aggregate of 86,000 shares of Common Stock were granted under this plan. The number of shares granted to Messrs. Gilliland, Smalberg, Burnham and Thakur, the four officers who joined the Company in fiscal 1996, were 65,000, 10,000, 5,000 and 1,000, respectively. The options granted to Messrs. Linton and Caputo were 3,000 and 2,000, respectively.

                                       15

     The executive officers of the Company, other than Mr. Proler, Mr. Gilliland and Mr. Bishop, are also entitled to participate in the Company's Executive Deferred Compensation Plan for key employees. In general, participants under this plan who are employed continuously by the Company until age 65 (or who become permanently disabled while employed by the Company) are entitled to receive a monthly retirement benefit beginning on the later of their retirement from the Company or age 65. The benefit is based on a percentage of their monthly salary on entry into the plan plus a percentage of their bonus for the previously taxable year of the Company. The Chief Executive Officer of the Company determines the employees who will participate in the Plan and the effective date of their participation. Mr. Proler, Mr. Gilliland and Mr. Bishop participate in the separate deferred compensation arrangements discussed above.

     The Company had in effect a medical reimbursement arrangement with its executive officers under which the Company paid medical expenses incurred by such individuals that were not covered by the regular medical insurance maintained by the Company. This plan was terminated for expenses incurred by the executive officers after February 1, 1996.

     Executive officers of the Company are also entitled to participate in the Company's Tax Deferred Savings and Retirement 401(k) Plan on the same basis as other employees of the Company.


     CHIEF EXECUTIVE OFFICER COMPENSATION.

     Mr. Proler served as Chief Executive Officer of the Company until October 5, 1995, when Mr. Gilliland assumed this position. Mr. Proler continues as Chairman of the Board of the Company and his annual base salary was adjusted to $100,000 in view of his change in responsibilities. In determining Mr. Proler's salary, the Committee considered a study of compensation for executives with similar responsibilities in comparable companies prepared by a compensation consultant. In addition to his current salary, Mr. Proler also receives monthly payments under the deferred compensation arrangement discussed above.

     Mr. Gilliland joined the Company as President and Chief Operating Officer in February, 1995 with an annual base salary of $200,000, which was determined in accordance with the policy for such base salaries described above. No salary increase was awarded to Mr. Gilliland on his promotion to Chief Executive Officer. In 1996, no salary increases or bonuses have been granted to any executive officer, including Mr. Gilliland, in consideration of the Company's financial results for fiscal 1996.

                                       16

     Section 162(m) of the Code limits the deductibility by publicly-held companies of compensation in excess of $1,000,000 paid to the chief executive officer and each of the four additional highest-paid executive officers of the Company. In the past the compensation levels of the Company's executives have not exceeded this limit and the Company does not anticipate that they will do so in the foreseeable future.

                                                    Harvey Alter, Chairman
                                                    John J. McKenna

                                       17

PERFORMANCE GRAPH

     The following graph compares the performance of the Company's Common Stock to the S&P 500 Index and to the S&P Steel Index. The graph assumes that the amount of the investment in the Company's Common Stock and each index was $100 on the last trading day in fiscal 1991. The Company's primary business is the buying, processing for recycling and selling of ferrous and other scrap metals, however there is no industry index for this business or group of public companies engaged in the business that would constitute a peer group for the Company. The Company is classified with steel companies under the industry group listings for companies required to file annual reports with the Securities and Exchange Commission, by the New York Stock Exchange and by other industry indices, and considers the S&P Steel Index to be an appropriate published index for purposes of the performance graph comparison.

                   COMPARISON OF FIVE-YEAR CUMULATIVE RETURN
                               [GRAPHIC OMITTED]

                [LINEAR GRAPH PLOTTED FROM DATA IN TABLE BELOW]

                                                 Fiscal Year
                              ------------------------------------------------
                              1991    1992     1993     1994     1995     1996
                              ----    ----     ----     ----     ----     ----
Proler International Corp. .. 100     82.34    85.92   138.43    65.63    81.15
S&P 500 Index ............... 100    122.69   135.67   153.14   153.96   213.48
S&P Steel Index ............. 100    122.62   172.26   225.72   186.10   201.09

       PURSUANT TO SEC RULES, THIS SECTION OF THIS PROXY STATEMENT IS NOT
             DEEMED "FILED" WITH THE SEC AND IS NOT INCORPORATED BY
            REFERENCE INTO THE COMPANY'S ANNUAL REPORT ON FORM 10-K.

                                       18

                          PROPOSALS OF SECURITY HOLDERS

     Any stockholder desiring to have included in the 1997 proxy statement a proposal to be considered at the 1997 Annual Meeting of the Stockholders of the Company must submit such proposal to the Company at its corporate headquarters no later than January 29, 1997.

                              INDEPENDENT AUDITORS

     The Board of Directors of the Company has selected the public accounting firm of Coopers & Lybrand as the Company's independent auditors for the fiscal year ending January 31, 1997. Coopers & Lybrand has served in that capacity for a number of years. A representative of Coopers & Lybrand will be present at the Annual Meeting, will have the opportunity to make a statement if he so desires and will respond to appropriate questions.

                                  OTHER MATTERS

     The Company does not know of any matter which will be brought before the Annual Meeting other than those set forth in the Notice of Annual Meeting of Stockholders accompanying this Proxy Statement. If any other matter is properly brought before the Annual Meeting, it is intended that the persons named in, and acting under, the enclosed form of proxy, or their substitutes, will vote thereon in accordance with their best judgment.

                                          By order of the Board of Directors,

                                      /s/ HERMAN PROLER
                                          Herman Proler
                                          Chairman of the Board


     A COPY OF THE PROLER INTERNATIONAL CORP. ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES IS AVAILABLE WITHOUT CHARGE TO INTERESTED SECURITY HOLDERS UPON WRITTEN REQUEST. THE COMPANY WILL FURNISH ANY EXHIBIT DESCRIBED IN THE LIST ACCOMPANYING SUCH REPORT TO ANY SUCH PERSON ON REQUEST UPON PAYMENT OF REASONABLE FEES RELATING TO THE COMPANY'S FURNISHING SUCH EXHIBITS. PLEASE DIRECT REQUESTS TO: CORPORATE AFFAIRS, PROLER INTERNATIONAL CORP., P.O. BOX 286, HOUSTON, TEXAS 77001-0286.

                                       19

                           PROLER INTERNATIONAL CORP.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
      FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 25, 1996.

P    The undersigned hereby appoints Steven Gilliland and Michael Loy, or either
R    of them, as Proxies, each with the power to appoint his substitute, and
O    hereby authorizes them to represent and to vote as designated herein, all
X    shares of common stock of Proler International Corp. which the undersigned
Y is entitled to vote at the annual meeting of stockholders to be held on June 25, 1996, or any adjournment thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THE PROXY WILL BE VOTED FOR PROPOSAL 1, WHICH IS BEING PROPOSED BY THE BOARD OF DIRECTORS. PLEASE MARK, SIGN, DATE AND RETURN IN THE ENCLOSED ENVELOPE PROMPTLY (PLEASE SIGN ON REVERSE
SIDE)


    Please mark your                              SHARES IN YOUR NAME
[X] votes as in this
    example.
                   FOR         WITHHOLD AUTHORITY
               all nominees     to vote for all
                  listed        nominees listed

1. Election of     [ ]                 [ ]          Nominees HERMAN PROLER       2. In their discretion, the Proxies are
                                                       HARVEL ALTER                 authorized to vote upon such business as may
                                                       BRUCE W. WILKINSON           properly come before the meeting or any
                                                                                    adjournment thereof

TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL
NOMINEE(S), WRITE HIS (THEIR) NAME(S) ON THE LINE(S) BELOW

_________________________________

_________________________________


SIGNATURE(S)_______________________________  DATE _______________

SIGNATURE(S)_______________________________  DATE _______________
Please sign exactly as name appears above. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                          PLEASE MARK, SIGN, DATE AND
                             RETURN IN THE ENCLOSED
                               ENVELOPE PROMPTLY